Exhibit 99.1

FOR IMMEDIATE RELEASE

August 1, 2023

Investor Relations: Brian Brungardt, Director of Investor Relations, 214-721-9353, brian.brungardt@enlink.com

Media Relations: Megan Wright, Director of Corporate Communications, 214-721-9694, megan.wright@enlink.com

EnLink Midstream Reports Second Quarter 2023 Results

DALLAS, August 1, 2023 — EnLink Midstream, LLC (NYSE: ENLC) (EnLink) reported financial results for the second quarter of 2023.

Highlights

•	Reported net income of $89.9 million and net cash provided by operating activities of $315.7 million for the second quarter of 2023.
•	Generated adjusted EBITDA, net to EnLink, of $333.6 million for the second quarter of 2023, representing 11% growth compared to the second quarter of 2022.
•	Delivered $95.7 million of free cash flow after distributions (FCFAD) for the second quarter of 2023.
•	Remain on track to achieve the midpoint of 2023 adjusted EBITDA guidance.
•	Repurchased approximately $60 million of common units in the second quarter of 2023. EnLink is ahead of pace to complete the 2023 unit repurchase authorization of $200 million.[1]
•	EnLink's Carbon Solutions business set to benefit from momentum in carbon capture and sequestration (CCS) deals; ExxonMobil Corporation signed Nucor Corporation as its second customer for sequestration, securing an additional 800,000 metric tonnes per year that EnLink will transport as part of previously signed transportation agreement.

“EnLink remains on pace for another record year, driven by robust activity in the Permian,” EnLink Chief Executive Officer Jesse Arenivas said. “The strong execution is driving growth and investor returns, including our active buyback program.

"We are uniquely positioned to grow through the current energy transformation because of our existing platform in Louisiana and its proximity to both high-emitting industrial facilities and world-class sequestration sites. We're taking concrete steps today to fulfill our vision for 'the future of midstream,' in which EnLink continues providing energy products critical to powering modern society, while also offering solutions to reduce greenhouse gas emissions across industries that utilize these products."

Adjusted EBITDA and FCFAD used in this press release are non-GAAP measures and are explained in greater detail under "Non-GAAP Financial Information" below.

1 Includes $27.5 million of common units repurchased from GIP pursuant to our Unit Repurchase Agreement, which settled on July 31, 2023.

Second Quarter 2023 Financial Results and Highlights

$MM, unless noted	Second Quarter 2023		First Quarter 2023		Second Quarter 2022
Net Income (1)	90		94		124
Adjusted EBITDA, net to EnLink	334		324		300
Net Cash Provided by Operating Activities	316		272		175
Capex, Plant Relocation Costs, net to EnLink & Investment Contributions	88		157		99
Free Cash Flow After Distributions	96		6		68
Debt to Adjusted EBITDA, net to EnLink (2)	3.4	x	3.4	x	3.5	x
Common Units Outstanding (3)	461,497,730		465,989,285		478,933,388

(1) Net income is before non-controlling interest.

(2) Calculated according to credit facility leverage covenant.

(3) Outstanding common units as of July 27, 2023, April 28, 2023, and July 28, 2022, respectively.

Second Quarter 2023 Segment Updates

Permian Basin:

•	Segment profit for the second quarter of 2023 was $91.8 million, including operating expenses related to plant relocation of $0.9 million and an unrealized derivative loss of $7.9 million. Excluding plant relocation operating expenses and unrealized derivative activity, segment profit in the second quarter of 2023 grew 12% sequentially but decreased 8% over the second quarter of 2022.
•	Average natural gas gathering volumes for the second quarter of 2023 were approximately 3% higher compared to the first quarter of 2023 and approximately 16% higher compared to the second quarter of 2022.
•	Average natural gas processing volumes for the second quarter of 2023 were approximately 4% higher compared to the prior quarter and 13% higher compared to the second quarter of 2022. EnLink continues to benefit from strong producer drilling and completion activity.
•	Average crude gathering volumes for the second quarter of 2023 were approximately 9% higher compared to the first quarter of 2023 but were approximately 11% lower compared to the second quarter of 2022.
•	EnLink's third plant relocation, Tiger II, remains on schedule to be placed in service in the second quarter of 2024.

Louisiana:

•	Segment profit for the second quarter of 2023 was $104.5 million, including an unrealized derivative gain of $18.2 million. Excluding unrealized derivative activity, segment profit in the second quarter of 2023 decreased approximately 18% sequentially, mainly driven by normal seasonal effects in the natural gas liquids (NGL) segment, but grew 12% over the second quarter of 2022.
•	Average natural gas transportation volumes for the second quarter of 2023 were approximately 13% lower compared to both the first quarter of 2023 and second quarter of 2022.
•	NGL fractionation volumes for the second quarter of 2023 were approximately 2% lower compared to the first quarter of 2023 and 5% lower compared to the second quarter of 2022.

Oklahoma:

•	Segment profit for the second quarter of 2023 was $110.7 million, including an unrealized derivative gain of $2.0 million. Excluding plant relocation expenses and unrealized derivative activity, segment profit in the second quarter of 2023 grew approximately 13% sequentially and grew 18% over the second quarter of 2022.
•	Average natural gas gathering volumes for the second quarter of 2023 were approximately 6% higher compared to the first quarter of 2023 and approximately 23% higher compared to the second quarter of 2022.
•	Average natural gas processing volumes for the second quarter of 2023 were approximately 3% higher compared to the first quarter of 2023 and approximately 15% higher compared to the second quarter of 2022.
•	Average crude gathering volumes during the second quarter of 2023 were approximately 1% lower compared to the first quarter of 2023 but were approximately 25% higher compared to the second quarter of 2022.

North Texas:

•	Segment profit for the second quarter of 2023 was $67.3 million, including an unrealized derivative loss of $7.0 million. Excluding unrealized derivative activity, segment profit in the second quarter of 2023 grew approximately 1% sequentially and grew 16% over the second quarter of 2022.
•	Average natural gas gathering and transportation volumes for the second quarter of 2023 were approximately 1% lower compared to the first quarter of 2023 but were approximately 11% higher compared to the second quarter of 2022.
•	Average natural gas processing volumes for the second quarter of 2023 were approximately 1% lower compared to the first quarter of 2023 but were approximately 12% higher compared to the second quarter of 2022.

Carbon Solutions Business Update

During the second quarter, ExxonMobil secured another customer, Nucor, for permanent sequestration of CO2. Similar to the arrangement with CF Industries, the project with Nucor will address CO2 from an existing facility that is currently vented to the atmosphere. Under the transportation agreement with ExxonMobil, EnLink will transport approximately 800,000 metric tonnes per year from Nucor's facility in Convent, Louisiana to ExxonMobil's sequestration site. Combined with its CF Industries agreement, ExxonMobil has now secured 2.8 Mtpa of its initial 3.2 Mtpa commitment under the transportation agreement with EnLink.

Second Quarter 2023 Webcast Details

EnLink will host a webcast and conference call to discuss second quarter 2023 results on August 2, 2023, at 8 a.m. Central time. The conference call will be broadcast via an internet webcast, which can be accessed on the Investors page of EnLink's website at investors.enlink.com. Interested parties can access an archived replay of the webcast on EnLink's website for at least 90 days following the event.

About the EnLink Midstream Companies

Headquartered in Dallas, EnLink Midstream (NYSE: ENLC) provides integrated midstream infrastructure services for natural gas, crude oil, condensate, and NGLs, as well as CO2 transportation for carbon capture and sequestration (CCS). Our large-scale, cash-flow-generating asset platforms are in premier production basins and core demand centers, including the Permian Basin, Louisiana, Oklahoma, and North Texas. EnLink is focused on maintaining the financial flexibility and operational excellence that enables us to strategically grow and create sustainable value. Visit www.EnLink.com to learn how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principles financial measures that we refer to as adjusted EBITDA and free cash flow after distributions (FCFAD).

We define adjusted EBITDA as net income (loss) plus (less) interest expense, net of interest income; depreciation and amortization; impairments; (income) loss from unconsolidated affiliate investments; distributions from unconsolidated affiliate investments; (gain) loss on disposition of assets; (gain) loss on extinguishment of debt; unit-based compensation; income tax expense (benefit); unrealized (gain) loss on commodity derivatives; costs associated with the relocation of processing facilities; accretion expense associated with asset retirement obligations; transaction costs; non-cash expense related to changes in the fair value of contingent consideration; (non-cash rent); and (non-controlling interest share of adjusted EBITDA from joint ventures).

We define free cash flow after distributions as adjusted EBITDA, net to ENLC, plus (less) (growth and maintenance capital expenditures, excluding capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities); (interest expense, net of interest income); (distributions declared on common units); (accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid); (payment to redeem mandatorily redeemable non-controlling interest); (costs associated with the relocation of processing facilities, excluding costs that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities); non-cash interest (income)/expense; (contributions to investment in unconsolidated affiliates); (payments to terminate interest rate swaps); (current income taxes); and proceeds from the sale of equipment and land.

EnLink believes these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and previously-reported results and a meaningful measure of the company’s cash flow after it has satisfied the capital and related requirements of its operations. In addition, adjusted EBITDA is used as a metric in our short-term incentive program for compensating employees and in our performance awards for executives.

Adjusted EBITDA and free cash flow after distributions, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of EnLink’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables. See ENLC’s filings with the Securities and Exchange Commission for more information.

Other definitions and explanations of terms used in this press release:

Segment profit (loss) is defined as revenues, less cost of sales (exclusive of operating expenses and depreciation and amortization), less operating expenses. Segment profit (loss) includes non-cash compensation expenses reflected in operating expenses. See “Item 8. Financial Statements and Supplementary Data - Note 15 - Segment Information” in ENLC’s Annual Report on Form 10-K for the year ended December 31, 2022, and, when available, “Item 1. Financial Statements - Note 14—Segment Information” in ENLC’s Quarterly Report on Form 10-Q for the three months ended June 30, 2023, for further information about segment profit (loss).

The Ascension JV is a joint venture between a subsidiary of EnLink and a subsidiary of Marathon Petroleum Corporation in which EnLink owns a 50% interest and Marathon Petroleum Corporation owns a 50% interest. The Ascension JV, which began operations in April 2017, owns an NGL pipeline that connects EnLink’s Riverside fractionator to Marathon Petroleum Corporation’s Garyville refinery.

The Delaware Basin JV is a joint venture between EnLink and an affiliate of NGP Natural Resources XI, L.P. ("NGP") in which EnLink owns a 50.1% interest and NGP owns a 49.9% interest. The Delaware Basin JV, which was formed in August 2016, owns the Lobo processing facilities and the Tiger processing plant located in the Delaware Basin in Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. his press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated herein. Therefore, you should not rely on any of these forward-looking statements. All statements, other than statements of historical fact, included in this press release constitute forward-looking statements, including but not limited to statements identified by the words “forecast,” “may,” “believe,” “will,” “should,” “plan,” “predict,” “anticipate,” “intend,” “estimate,” “expect,” "continue," and similar expressions. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future results or growth of our CCS business, expected financial and operations results associated with certain projects, acquisitions, or growth capital expenditures, future operational results of our customers, results in certain basins, cost savings or operational, environmental, and climate change initiatives, profitability, financial or leverage metrics, repurchases of common or preferred units, our future capital structure and credit ratings, objectives, strategies, expectations, and intentions, and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations, or cash flows include, without limitation (a) potential conflicts of interest of Global Infrastructure Partners (“GIP”) with us and the potential for GIP to compete with us or favor GIP’s own interests to the detriment of our other unitholders, (b) adverse developments in the midstream business that may reduce our ability to make distributions, (c) competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, (d) decreases in the volumes that we gather, process, fractionate, or transport, (e) our ability or our customers’ ability to receive or renew required government or third party permits and other approvals, (f) increased federal, state, and local legislation, and regulatory initiatives, as well as government reviews relating to hydraulic fracturing resulting in increased costs and reductions or delays in natural gas production by our customers, (g) climate change legislation and regulatory initiatives resulting in increased operating costs and reduced demand for the natural gas and NGL services we provide, (h) changes in the availability and cost of capital, (i) volatile prices and market demand for crude oil, condensate, natural gas, and NGLs that are beyond our control, (j) our debt levels could limit our flexibility and adversely affect our financial health or limit our flexibility to obtain financing and to pursue other business opportunities, (k) operating hazards, natural disasters, weather-related issues or delays, casualty losses, and other matters beyond our control, (l) reductions in demand for NGL products by the petrochemical, refining, or other industries or by the fuel markets, (m) our dependence on significant customers for a substantial portion of the natural gas and crude that we gather, process, and transport, (n) construction risks in our major development projects, (o) challenges we may face in connection with our strategy to enter into new lines of business related to the energy transition, (p) the impact of the coronavirus (COVID-19) pandemic (including the impact of any new variants of the virus) and similar pandemics, (q) impairments to goodwill, long-lived assets and equity method investments, and (r) the effects of existing and future laws and governmental regulations, and other uncertainties. These and other applicable uncertainties, factors, and risks are described more fully in EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. EnLink assumes no obligation to update any forward-looking statements.

The EnLink management team based the forecasted financial information included herein on certain information and assumptions, including, among others, the producer budgets / forecasts to which EnLink has access as of the date of this press release and the projects / opportunities expected to require capital expenditures as of the date of this press release. The assumptions, information, and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink's future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream, LLC
Selected Financial Data
(All amounts in millions except per unit amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Total revenues (1)	$1,530.1	$2,600.6	$3,297.6	$4,828.3

Operating costs and expenses:
Cost of sales, exclusive of operating expenses and depreciation and amortization (2)	1,019.0	2,105.1	2,290.9	3,899.6
Operating expenses	136.8	128.9	269.2	249.8
Depreciation and amortization	165.3	159.0	325.7	311.9
(Gain) loss on disposition of assets	(0.8)	(0.4)	(1.2)	4.7
General and administrative	27.9	28.4	57.4	57.4
Total operating costs and expenses	1,348.2	2,421.0	2,942.0	4,523.4
Operating income	181.9	179.6	355.6	304.9
Other income (expense):
Interest expense, net of interest income	(68.8)	(55.5)	(137.3)	(110.6)
Loss on extinguishment of debt	—	(0.5)	—	(0.5)
Loss from unconsolidated affiliate investments	(4.6)	(1.2)	(4.7)	(2.3)
Other income	0.4	0.2	0.4	0.3
Total other expense	(73.0)	(57.0)	(141.6)	(113.1)
Income before non-controlling interest and income taxes	108.9	122.6	214.0	191.8
Income tax benefit (expense)	(19.0)	1.3	(29.9)	(1.9)
Net income	89.9	123.9	184.1	189.9
Net income attributable to non-controlling interest	35.6	38.6	71.6	69.4
Net income attributable to ENLC	$54.3	$85.3	$112.5	$120.5
Net income attributable to ENLC per unit:
Basic common unit	$0.12	$0.18	$0.24	$0.25
Diluted common unit	$0.12	$0.17	$0.24	$0.25

Weighted average common units outstanding (basic)	462.7	482.0	465.8	483.0
Weighted average common units outstanding (diluted)	466.7	489.0	469.9	489.7

(1)	Includes related party revenue of $0.6 million and $1.3 million for the three and six months ended June 30, 2023, respectively. We did not have related party revenue for the three and six months ended June 30, 2022.
(2)	Includes related party cost of sales of $2.5 million and $9.1 million for the three months ended June 30, 2023 and 2022, respectively, and $4.0 million and $19.7 million for the six months ended June 30, 2023 and 2022, respectively.

EnLink Midstream, LLC
Reconciliation of Net Income to Adjusted EBITDA
(All amounts in millions)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$89.9	$123.9	$184.1	$189.9
Interest expense, net of interest income	68.8	55.5	137.3	110.6
Depreciation and amortization	165.3	159.0	325.7	311.9
Loss from unconsolidated affiliate investments	4.6	1.2	4.7	2.3
Distributions from unconsolidated affiliate investments	2.2	0.2	2.3	0.4
(Gain) loss on disposition of assets	(0.8)	(0.4)	(1.2)	4.7
Loss on extinguishment of debt	—	0.5	—	0.5
Unit-based compensation	4.5	5.7	8.5	12.3
Income tax expense (benefit)	19.0	(1.3)	29.9	1.9
Unrealized gain on commodity derivatives	(5.3)	(35.3)	(3.9)	(20.2)
Costs associated with the relocation of processing facilities (1)	1.7	11.1	2.1	22.4
Other (2)	0.2	0.4	0.5	0.7
Adjusted EBITDA before non-controlling interest	350.1	320.5	690.0	637.4
Non-controlling interest share of adjusted EBITDA from joint ventures (3)	(16.5)	(20.8)	(32.7)	(33.4)
Adjusted EBITDA, net to ENLC	$333.6	$299.7	$657.3	$604.0

(1)	Represents cost incurred that are not part of our ongoing operations related to the relocation of equipment and facilities from the Thunderbird processing plant in the Oklahoma segment to the Permian segment, where it is operating as the Phantom processing plant, and the relocation of equipment and facilities from the Cowtown processing plant in the North Texas segment to the Permian segment, where it will operate as the Tiger II processing plant. The Phantom processing plant began operations in October 2022 and we expect the Tiger II processing plant to begin operations in the second quarter of 2024.
(2)	Includes transaction costs, non-cash expense related to changes in the fair value of contingent consideration, accretion expense associated with asset retirement obligations, and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(3)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP Natural Resources XI, L.P. ("NGP")’s 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon Petroleum Corporation’s 50% share of adjusted EBITDA from the Ascension JV.

EnLink Midstream, LLC
Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA
and Free Cash Flow After Distributions
(All amounts in millions except ratios and per unit amounts)
(Unaudited)

Three Months Ended June 30,	Six Months Ended June 30,
2023	2022	2023	2022
Net cash provided by operating activities	$315.7	$174.9	$587.8	$482.6
Interest expense (1)	67.0	54.2	134.0	107.9
Utility credits redeemed (2)	(0.1)	(6.0)	(1.5)	(11.6)
Accruals for settled commodity derivative transactions	—	0.6	—	(1.6)
Distributions from unconsolidated affiliate investment in excess of earnings	2.2	0.2	2.3	0.4
Costs associated with the relocation of processing facilities (3)	1.7	11.1	2.1	22.4
Other (4)	(0.1)	1.7	—	3.4
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories, and other	(80.3)	137.2	(249.7)	309.9
Accounts payable, accrued product purchases, and other accrued liabilities	44.0	(53.4)	215.0	(276.0)
Adjusted EBITDA before non-controlling interest	350.1	320.5	690.0	637.4
Non-controlling interest share of adjusted EBITDA from joint ventures (5)	(16.5)	(20.8)	(32.7)	(33.4)
Adjusted EBITDA, net to ENLC	333.6	299.7	657.3	604.0
Growth capital expenditures, net to ENLC (6)	(74.6)	(49.9)	(167.3)	(90.4)
Maintenance capital expenditures, net to ENLC (6)	(20.0)	(11.1)	(34.2)	(25.0)
Interest expense, net of interest income	(68.8)	(55.5)	(137.3)	(110.6)
Distributions declared on common units	(58.1)	(54.6)	(116.8)	(110.1)
ENLK preferred unit accrued cash distributions (7)	(24.0)	(23.3)	(47.6)	(46.8)
Costs associated with the relocation of processing facilities, net to ENLC (3)(6)(9)	7.1	(11.1)	6.7	(22.4)
Contribution to investment in unconsolidated affiliates	—	(26.6)	(49.7)	(26.6)
Payment to redeem mandatorily redeemable non-controlling interest (8)	—	—	(10.5)	—
Other (10)	0.5	(0.1)	0.8	0.3
Free cash flow after distributions	$95.7	$67.5	$101.4	$172.4

Actual declared distribution to common unitholders	$58.1	$54.6	$116.8	$110.1
Distribution coverage	3.51	x	3.33	x	3.64	x	3.58	x
Distributions declared per ENLC unit	$0.1250	$0.1125	$0.2500	$0.2250

(1)	Net of amortization of debt issuance costs, net discount of senior unsecured notes, and designated cash flow hedge, which are included in interest expense but not included in net cash provided by operating activities, and non-cash interest income, which is netted against interest expense but not included in adjusted EBITDA.
(2)	Under our utility agreements, we are entitled to a base load of electricity and pay or receive credits, based on market pricing, when we exceed or do not use the base load amounts. Due to Winter Storm Uri, we received credits from our utility providers based on market rates for our unused electricity. These utility credits are recorded as “Other current assets” on our consolidated balance sheets and amortized as we incur utility expenses.
(3)	Represents cost incurred that are not part of our ongoing operations related to the relocation of equipment and facilities from the Thunderbird processing plant in the Oklahoma segment to the Permian segment, where it is operating as the Phantom processing plant, and the relocation of equipment and facilities from the Cowtown processing plant in the North Texas segment to the Permian segment, where it will operate as the Tiger II processing plant. The Phantom processing plant began operations in October 2022 and we expect the Tiger II processing plant to begin operations in the second quarter of 2024.
(4)	Includes transaction costs, current income tax expense, and non-cash rent, which relates to lease incentives pro-rated over the lease term.
(5)	Non-controlling interest share of adjusted EBITDA from joint ventures includes NGP's 49.9% share of adjusted EBITDA from the Delaware Basin JV and Marathon Petroleum Corporation's 50% share of adjusted EBITDA from the Ascension JV.
(6)	Excludes capital expenditures and costs associated with the relocation of processing facilities that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.
(7)	Represents the cash distributions earned by the Series B Preferred Units and Series C Preferred Units, which are not available to common unitholders.
(8)	In January 2023, we settled the redemption of the mandatorily redeemable non-controlling interest in one of our non-wholly owned subsidiaries.
(9)	Includes a one-time $8.0 million contribution from an affiliate of NGP in May 2023 in connection with the Delaware Basin JV’s purchase of the Cowtown processing plant.
(10)	Includes current income tax expense and proceeds from the sale of surplus or unused equipment and land, which occurred in the normal operation of our business.

EnLink Midstream, LLC
Operating Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Midstream Volumes:
Permian Segment
Gathering and Transportation (MMBtu/d)	1,732,200	1,494,400	1,708,100	1,421,200
Processing (MMBtu/d)	1,617,400	1,432,200	1,589,200	1,344,700
Crude Oil Handling (Bbls/d)	155,400	175,000	149,000	162,900
Louisiana Segment
Gathering and Transportation (MMBtu/d)	2,345,600	2,696,500	2,518,600	2,597,700
Crude Oil Handling (Bbls/d)	16,500	17,700	17,400	16,800
NGL Fractionation (Gals/d)	7,519,300	7,896,900	7,604,100	7,965,000
Brine Disposal (Bbls/d)	2,700	3,200	2,800	3,100
Oklahoma Segment
Gathering and Transportation (MMBtu/d)	1,253,800	1,016,100	1,216,300	1,008,100
Processing (MMBtu/d)	1,204,600	1,047,600	1,184,500	1,038,600
Crude Oil Handling (Bbls/d)	26,800	21,400	27,000	22,600
North Texas Segment
Gathering and Transportation (MMBtu/d)	1,593,600	1,429,900	1,605,300	1,397,100
Processing (MMBtu/d)	740,000	661,900	742,300	638,300